Exhibit 7.04

EXECUTION VERSION

CONSORTIUM AGREEMENT

THIS CONSORTIUM AGREEMENT is made as of March 16, 2015 (this “Agreement”) among Ningxia Yilida Capital Investment Limited Partnership (“Yilida”), a limited partnership formed under the laws of the People’s Republic of China and controlled by Mr. Yingfeng Zhang, Ningxia Zhongyincashmere International Group Co., Ltd. (“Zhongyincashmere”), a company formed under the laws of People’s Republic of China, Orient Hongtai (Hong Kong) Limited, a company incorporated and existing under the laws of Hong Kong (“Hongtai”), Orient Hongzhi (Hong Kong) Limited, a company incorporated and existing under the laws of Hong Kong (“Hongzhi”) and Hao Ding International Limited, a British Virgin Islands company (“Hao Ding”). Each of Yilida, Zhongyincashmere, Hongtai, Hongzhi, Hao Ding and the Sponsors (as defined below), if any, is referred to herein as a “Party”, and collectively, the “Parties”. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in Section 11.1 hereof.

WHEREAS, the Parties propose to form a consortium (the “Consortium”) to undertake an acquisition transaction (the “Transaction”) to acquire Shanda Games Limited (the “Target”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and listed on the Nasdaq Stock Market (“NASDAQ”), pursuant to which the Target would be delisted from NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Contribution and Ownership of Acquisition Vehicles.

1.1	The Parties agree to use a company (“Parent”) formed under the laws of the Cayman Islands as the entity to acquire the Target in the Transaction. Yilida and Zhongyincashmere shall be the initial shareholders of Parent. Parent shall have two classes of shares, of which Class A shares shall each have one vote and Class B shares shall each have ten votes and the two classes shall vote as a single class on all matters. The Parties shall enter into a shareholders agreement concurrently with the Closing (as defined below).

1.2	In connection with the Transaction, Yilida shall, concurrently with the signing of the Definitive Acquisition Agreement, execute and deliver to Parent the support agreement substantially in the form as Exhibit A attached hereto (the “Support Agreement”), pursuant to which Yilida shall agree to cancel 48,759,187 Target Class B Shares without consideration, in exchange for the same number of Class B shares of Parent, at the closing of the Transaction (the “Closing”).

1.3	In connection with the Transaction, Zhongyincashmere shall, concurrently with the signing of the Definitive Acquisition Agreement, cause its affiliates to execute and deliver to Parent the Support Agreement, pursuant to which such affiliates shall agree to cancel 80,577,828 Target Class A Shares and 48,759,187 Target Class B Shares without consideration, in exchange for the same number of Class A shares of Parent and Class B shares of Parent respectively, in each case at the Closing.

1.4	In connection with the Transaction, Hongtai shall, concurrently with the signing of the Definitive Acquisition Agreement, execute and deliver to Parent the Support Agreement, pursuant to which Hongtai shall agree to cancel 61,776,334 Target Class A Shares without consideration, in exchange for the same number of Class A shares of Parent at the Closing.

1.5	In connection with the Transaction, Hongzhi shall, concurrently with the signing of the Definitive Acquisition Agreement, execute and deliver to Parent the Support Agreement, pursuant to which Hongzhi shall agree to cancel 61,776,335 Target Class A Shares without consideration, in exchange for the same number of Class A shares of Parent, at the Closing.

1.6	In connection with the Transaction, Hao Ding shall, concurrently with the signing of the Definitive Acquisition Agreement, execute and deliver to Parent the Support Agreement, pursuant to which Hao Ding shall agree to cancel 107,438,129 Target Class A Shares without consideration, in exchange for the same number of Class A shares of Parent, at the Closing.

1.7	To finance the cash needed by Parent for payment of cash consideration in the Transaction, each Sponsor shall, at the Closing, contribute cash to Parent in such amount as set forth in the Adherence Agreement signed by such Sponsor when it joins this Agreement, in exchange for a number of Class A shares of Parent equal to such amount divided by the per share purchase price for Target Class A Shares to be set forth in the Definitive Acquisition Agreement. Prior to the signing of a definitive acquisition agreement between Parent and Target (the “Definitive Acquisition Agreement”), each Sponsor shall deliver to Parent an equity commitment letter in customary form with respect to such cash contribution.

2.	Admission of Sponsors.

2.1	Yilida and Zhongyincashmere may jointly, as their sole discretion, admit one or more additional parties to this Agreement to provide additional equity capital for the consummation of the Transaction. Any party admitted to this Agreement pursuant to this Section 2.1 shall execute an adherence agreement to this Agreement substantially in the form attached hereto as Exhibit B (the “Adherence Agreement”) and upon its execution of the Adherence Agreement, such party shall become a “Sponsor” for purposes of this Agreement.

2.2	For the avoidance of doubt, the Parties agree that the obligation of the Parties to contribute Target Shares and cash to Parent shall be subject to the satisfaction or waiver of the various conditions to the obligations of Parent to be set forth in the Definitive Acquisition Agreement.

3.	Transaction Process.

3.1	The Parties shall cooperate and proceed in good faith to negotiate and consummate the Transaction (including the terms and conditions of the definitive documentation in respect of the Transaction) with a special committee of the board of directors of the Target (the “Target Board”) comprised of independent directors of the Target (the “Special Committee”). In order to facilitate the foregoing, the Parties agree that Yilida and Zhongyincashmere shall be the joint lead negotiators with the Special Committee with respect to the Transaction and, subject to the following sentence, shall have the right to cause Parent to enter into the Definitive Transaction Agreement in a form satisfactory to Yilida and Zhongyincashmere. Yilida and Zhongyincashmere shall keep each of the other Parties updated on the progress of the negotiation with the Special Committee and shall obtain the consent from each of the other Parties on any change to the per share purchase price to be set forth in the Definitive Acquisition Agreement.

3.2	Appointment of Advisors.

(a)	Yilida and Zhongyincashmere jointly shall have the sole discretion to engage, terminate or change legal, financial or other Advisors on behalf of the Consortium. Without limiting the foregoing, the Parties agree that Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) shall act as international counsel to the Consortium.

(b)	Except as otherwise provided in Section 3.2(a), if a Party requires separate representation in connection with specific issues arising out of the Transaction, such Party may retain other Advisors to advise it; provided that such Party shall (i) provide prior notice to Yilida and Zhongyincashmere of such retention and (ii) be solely responsible for the fees and expenses of such separate Advisors; provided further that WSGR and Skadden, Arps, Slate, Meather and Flom, LLP (“Skadden”) shall act as joint international counsels to Zhongyincashmere. Without limiting the foregoing, the Parties agree that Dacheng Law Offices shall act as international counsel to Hongtai, Hongzhi and Hao Ding with respect to the Transaction commencing February 20, 2015.

3.3	Approvals. Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by each other Party to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transaction.

4.	Transaction Costs

4.1	Expenses and Fee Sharing.

(a)	Upon consummation of the Transaction, Parent shall or shall cause the Target to reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transaction, including the reasonable fees, expenses and disbursements of Advisors retained by the Parties (other than fees, expenses and disbursement of any separate Advisors retained by a Party pursuant to Section 3.2(b) unless otherwise agreed to in advance by Yilida and Zhongyincashmere in writing or expressly provided for in the second proviso of Section 3.2(b)) and the costs, expenses and reimbursements assumed by Yilida and Zhongyincashmere (and their respective Affiliates) pursuant to the provisions of Section 4.6 and Section 4.7 of a share purchase agreement entered into by Shanda SDG Investment Limited, Zhongyincashmere, Zhongrong Shengda Investment Holdings (Hong Kong) Company Limited, and Yili Shengda Investment Holdings (Hong Kong) Company Limited on November 25, 2014.

(b)	If the Transaction is not consummated (and Section 4.1(c) below does not apply), the Parties agree to share (allocated among the Parties in proportion to the number of Parent shares (regardless of class) each would hold if the Closing had occurred) the out-of-pocket costs and expenses incurred by or on behalf of the Consortium in connection with the Transaction (the “Consortium Transaction Expenses”), including any fees, expenses and disbursements payable to Advisors retained for or on behalf of the Consortium.

(c)	If the Transaction is not consummated due to the unilateral breach of this Agreement by one or more Parties, then the breaching Party or Parties shall be responsible to pay the full amount of the Consortium Transaction Expenses and reimburse any non-breaching Party for all of its out-of-pocket costs and expenses incurred in connection with this Transaction, including the reasonable fees, expenses and disbursements of Advisors retained by the Parties pursuant to Section 3.2(b), without prejudice to any rights and remedies otherwise available to such non-breaching Party.

(d)	The Parties shall be entitled to receive any termination, break-up or other fees or amounts payable to Parent by the Target pursuant to the Definitive Acquisition Agreement, to be allocated pro rata among the Parties in proportion to the number of Parent Shares (regardless of class) each would hold if the Closing had occurred, net of all costs and expenses incurred in connection with the Transaction, including, without limitation, the Consortium Transaction Expenses.

5.	Exclusivity and Voting

5.1	Exclusivity Period. During the period beginning on the date hereof and ending on the earlier of (i) April 30, 2015 and (ii) the termination of this Agreement pursuant to Section 6.1, Section 6.3 (only for the Party with respect to which this Agreement terminates pursuant to Section 6.3) or Section 6.4 (the “Exclusivity Period”), each Party shall:

(a)	work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Target and its business, (ii) prepare, negotiate and finalize the definitive documentation in connection with the Transaction and (iii) vote, or cause to be voted, at every shareholder meeting (whether by written consent or otherwise) all Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction;

(b)	not, directly or indirectly, either alone or with or through any Affiliate or Representative authorized to act on such Party’s behalf, (i) make a Competing Proposal, or seek, initiate, solicit, encourage, induce, facilitate or join with any other person in the making of, any Competing Proposal, (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal, (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is directly inconsistent with the provisions of this Agreement or the Transaction as contemplated under this Agreement, (v) acquire any Securities or enter into any agreement, arrangement or understanding to acquire any Securities except that any Affiliate of Yilida may continue to acquire Target Shares through exercise of his options (if any), (vi) dispose of any Securities, including (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of its Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the definitive documentation for the Transaction, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, (vii) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement, or (viii) seek, initiate, solicit, encourage, induce or facilitate any offer, inquiry or proposal from, or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with, any other person regarding the matters described in Sections 5.1(b)(i) to 5.1(b) (vii);

(c)	immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to a Competing Proposal; and

(d)	promptly notify the other Parties if it or, to its knowledge, any of its Affiliates or Representatives receives any approach or communication with respect to any Competing Proposal, including in such notice the identity of the other persons involved and the nature and content of the approach or communication, and provide the other Parties with copies of any written communication.

Notwithstanding the foregoing provisions of this Section 5.1, to the extent the Target specifically requests that any director of the Target who is an Affiliate of Yilida or Zhongyincashmere cooperate in respect of a bona fide written Competing Proposal that was not made, sought, initiated, solicited, encouraged, induced, facilitated or joined by Yilida or Zhongyincashmere, and such director determines (solely in his or her capacity as a director of the Target, and not in his or her capacity as an Affiliate of Yilida or Zhongyincashmere) that, based on the written advice of Cayman Islands counsel to the Consortium, that he or she is obligated in such capacity to cooperate with the Target in order to comply with his or her fiduciary duties under Cayman Islands law, such director may provide such cooperation but only to the extent required to comply with such fiduciary duties in such capacity. In no event shall this clause be used as a means to circumvent the exclusivity provisions under this Section 5.1.

For the avoidance of doubt, the Exclusivity Period shall not be deemed terminated if any Party terminates their participation in this Agreement pursuant to Section 6.3.

6.	Termination

6.1	Failure to Agree to the Transaction. If, prior to the expiration of the Exclusivity Period, Yilida and Zhongyincashmere jointly determine that the Consortium, after good faith endeavors to pursue the Transaction in compliance with the other sections of this Agreement, is unable to agree with the Special Committee on the material terms of the Transaction, Yilida and Zhongyincashmere shall jointly notify the other Parties of such determination and upon such notification, this Agreement shall terminate.

6.2	Upon Expiration of Exclusivity Period. This Agreement shall terminate without any further action on the part of any Party upon the expiration of the Exclusivity Period unless Parent and the Target have entered into a Definitive Acquisition Agreement prior to such expiration.

6.3	Other Termination Events. This Agreement shall terminate with respect to one or more Parties upon a written agreement among the Parties who are then parties to this Agreement stating the same.

6.4	After Execution of Documentation. After the execution of the Definitive Acquisition Agreement, this Agreement shall terminate without any further action on the part of any Party, upon the earlier of (a) the date the Transaction is consummated and/or (b) the date that the Definitive Acquisition Agreement is validly terminated in accordance with its terms.

6.5	Effect of Termination. Upon termination of this Agreement with respect to a Party pursuant to Section 6.1, 6.2, 6.3 or 6.4, Section 4 (Transaction Costs), Section 7 (Announcements and Confidentiality), Section 8 (Notices), Section 10 (Miscellaneous) and Section 11 (Definitions and Interpretations) shall continue to bind such Party unless the Parties agree otherwise in writing.

7.	Announcements and Confidentiality

7.1	Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of Yilida and Zhongyincashmere, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after (i) the form and terms of such disclosure have been provided to Yilida and Zhongyincashmere for their review and comment and (ii) notice has been provided to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

7.2	Confidentiality.

(a)	Except as permitted under Section 7.3, each Party shall not, and shall direct its Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of giving effect to and performing its obligations under this Agreement or evaluating, negotiating and implementing the Transaction.

(b)	Subject to Section 7.2(c), the Recipient shall return or destroy (in the Recipient’s sole discretion), upon written request of the Discloser, any Confidential Information which falls within clause (a) of the definition of Confidential Information; provided that with respect to any electronic data that constitutes Confidential Information, the foregoing obligation shall not apply to any electronic data stored on the back-up tapes of the Recipient’s hardware.

(c)	Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 7.2 shall continue to apply for a period of 12 months following termination of this Agreement pursuant to Section 6, unless a shorter period is otherwise agreed in writing by the Discloser of such Confidential Information.

7.3	Permitted Disclosures. A Party may disclose Confidential Information (a) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to, perform its obligations under or enforce this Agreement or evaluate, negotiate and implement the Transaction, but only on a confidential basis; or (b) if required by law or a court of competent jurisdiction, the United States Securities and Exchange Commission or any other regulatory body or stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

8.	Notices

8.1	Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by facsimile, overnight courier or electronic mail, to the address, facsimile or electronic mail address provided under the other Party’s signature page hereto, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

9.	Representations and Warranties

9.1	Representations and Warranties. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof; (d) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound, or any office such Party holds, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on such Party to create, any lien, charge or other encumbrance of any nature whatsoever upon such Party’s properties or assets; and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Party.

10.	Miscellaneous

10.1	Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

10.2	Further Assurances. Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

10.3	Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

10.4	Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.5	Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties; provided that each Party may assign its rights and obligations under this Agreement, in whole or in part (including, for the avoidance of doubt, a syndication of part of its equity commitment), to an Affiliate of such Party. Each Party agrees that it will remain bound and liable under this Agreement after such assignment to its Affiliates. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.6	No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

10.7	Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

10.8	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

10.9	Dispute Resolution.

(a)	Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10.9 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)	Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 10.9, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

10.10	Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

11.	Definitions and Interpretations

11.1	Definitions. In this Agreement, unless the context requires otherwise:

“ADSs” means the Target’s American Depositary Shares, each representing two Target Class A Shares.

“Advisors” means any advisors or consultants of Parent and the Parties, in each case appointed in connection with the Transaction.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong and in New York, New York, for the transaction of normal banking business.

“Consortium” means the consortium formed by the Parties hereto to undertake the Transaction.

“Competing Proposal” means a proposal, offer or invitation to the Target, a Sponsor, Yilida, Zhongyincashmere or any of their respective Affiliates, that involves the direct or indirect acquisition of 10% or more of the Target Shares, a sale of all or any significant amount of the assets of the Target, a merger, business combination, consolidation, restructuring or recapitalization involving the Target, a change of control of the Target or any other transaction that could adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information (i) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, (ii) is or becomes publicly available other than through a breach of this Agreement by such Party or its Representatives or (iii) is independently developed by such Party or its Representatives without the use of Confidential Information and (b) the existence or terms of, and any negotiations or discussions relating to, this Agreement and any definitive documentation, including the Definitive Acquisition Agreement.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Representative” of a Party means that Party’s employees, directors, officers, partners, members, nominees, agents, advisors (including, but not limited to legal counsel, accountants, consultants and financial advisors), potential sources of equity or debt financing, and any representatives of the foregoing. The Representatives shall include the Advisors.

“Securities” means shares, warrants, options and any other securities which are convertible into or exercisable for shares or other equity of the Target including the Target Shares and the ADSs.

“Target Class A Shares” means the Class A ordinary shares, par value US$0.01 per share, of the Target. “Target Class B Shares” means the Class B ordinary shares, par value US$0.01 per share, of the Target.

“Target Shares” means the issued and outstanding Target Class A Shares and Target Class B Shares including the Target Class A Shares represented by ADSs.

11.2	Headings. Section and paragraph headings are inserted for ease of reference only and shall not affect construction.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

NINGXIA YILIDA CAPITAL
INVESTMENT LIMITED PARTNERSHIP

By Shanghai Yingfeng Investment Management
Company Limited, its general partner

By:	/s/ Yingfeng Zhang
Name:	Yingfeng Zhang
Title:	Director

Notice details:

Address: No. 19, Lane 666, Zhangheng Road,
Pudong New Area, Shanghai, China
Attention: Yingfeng Zhang
Facsimile:

With a copy to (which alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.
Address: Jin Mao Tower, 38F, Unit 3,
88 Century Blvd, Pudong
Shanghai 200121
Attention: Zhan Chen
Facsimile: +86 21 6165 1799

[Signature Page to Consortium Agreement]

NINGXIA ZHONGYINCASHMERE
INTERNATIONAL GROUP CO., LTD.

By:	/s/ Shengming Ma
Name:	Shengming Ma
Title:	Chairman

Notice details:

Address: Zhongyin Avenue, The Cashmere
Industrial Park, Lingwu, Ningxia Province, China
Attention: Xiaofei Chen
Facsimile: 0591-4519290

With a copy to each of (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.
Address: Jin Mao Tower, 38F, Unit 3,
88 Century Blvd, Pudong
Shanghai 200121
Attention: Zhan Chen
Facsimile: +86 21 6165 1799

Skadden, Arps, Slate, Meagher & Flom LLP
Address: 30F China World Office 2
No. 1 Jianguomenwai Avenue,
Beijing 100004
Attention: Peter Huang
Facsimile: +86 10 6535 5577

[Signature Page to Consortium Agreement]

ORIENT HONGZHI (HONG KONG) LIMITED

By:	/s/ Yuntao Ma
Name:	Yuntao Ma
Title:	Director

ORIENT HONGTAI (HONG KONG) LIMITED

By:	/s/ Yuntao Ma
Name:	Yuntao Ma
Title:	Director

Notice details:

Address: 100 Queens Road C, Central District,
Hong Kong, People’s Republic of China, SAR
Attention:
Facsimile:

With a copy to (which shall not constitute notice):

DaCheng Law Offices LLP
Address: 2 Wall Street, 21st Floor,
New York, NY 10005
Attention: Ling Xiao
Facsimile: +1-212-810-1995

[Signature Page to Consortium Agreement]

HAO DING INTERNATIONAL LIMITED

By:	/s/ Jing Liu
Name:	Jing Liu
Title:	Director

Notice details:

Address: Room 2802, No. 689 Guangdong Road, Huangpu District, Shanghai
Attention:
Facsimile:

With a copy to (which shall not constitute notice):

DaCheng Law Offices LLP
Address: 2 Wall Street, 21st Floor,
New York, NY 10005
Attention: Ling Xiao
Facsimile: +1-212-810-1995

[Signature Page to Consortium Agreement]

EXHIBIT A

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of [—], 2015 by and among (1) Capitalhold Limited, a Cayman Islands exempted company (“Parent”) and (2) certain shareholders of Shanda Games Limited, a Cayman Islands exempted company (the “Company”), listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Capitalcorp Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain ordinary shares of the Company (“Shares”) (including Shares represented by American Depositary Shares (the “ADSs”), each representing two Class A ordinary shares of the Company, par value US$0.01 per share (“Class A Shares”)) as set forth in the column titled “Owned Shares” opposite such Shareholder’s name on Schedule A hereto (such Shares, together with any other Shares acquired (whether beneficially or of record) by such Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Shareholder agrees to (a) the cancellation of the Shares (including Shares represented by ADSs) as set forth in the column titled “Rollover Shares” opposite such Shareholder’s name on Schedule A hereto (the “Rollover Shares”) for no consideration in the Merger, (b) subscribe for newly issued Parent Shares (as defined below) immediately prior to the Closing, and (c) vote the Securities at the Shareholders’ Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

WHEREAS, receipt of the Requisite Company Vote is a condition to the consummation of the Merger;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders are entering into this Agreement;

WHEREAS, the Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement; and

Exhibit A - 1

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of the (x) Closing and the (y) termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Shareholder hereby irrevocably and unconditionally agrees that at the Shareholders’ Meeting or any other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), such Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy, if applicable) all of such Shareholder’s Securities:

(a) for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b) against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or in competition or inconsistent with the Transactions, including the Merger,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by such Shareholder of its obligations under this Agreement,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger,

(e) in favor of any adjournment or postponement of the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent, and

(f) in favor of any other matter necessary to effect the Transactions, including the Merger.

Exhibit A - 2

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy, if applicable) such Shareholder’s Securities in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered, in each case prior to the Expiration Time. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Securities, if any, are not irrevocable and each Shareholder hereby revokes any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Except as provided for in Article II below or pursuant to the Merger Agreement each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such Securities and/or (y) grants a third party the right to vote or direct the voting of such Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange of, any Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d).

ARTICLE II

ROLLOVER SHARES

Section 2.1 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration, and (b) other than its Rollover Shares, all equity securities of the Company held by such Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. Each Shareholder will take all actions necessary to cause the number of Rollover Shares opposite such Shareholder’s name on Schedule A hereto to be treated as set forth herein.

Exhibit A - 3

Section 2.2 Subscription of Parent Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares held by each Shareholder in accordance with Section 2.1, Parent shall issue to such Shareholder (or, if designated by such Shareholder in writing, an Affiliate of such Shareholder), and such Shareholder or its Affiliate (as applicable) shall subscribe for, the number of newly issued Class A ordinary shares of Parent, par value US$0.00001 per share (the “Class A Parent Shares”) or Class B ordinary shares of Parent, par value US$0.00001 per share (the “Class B Parent Shares”, together with the Class A Parent Shares, the “Parent Shares”) set forth in the column titled “Parent Shares” opposite such Shareholder’s name on Schedule A hereto, at a consideration per share equal to its par value. Each Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Shareholder and cancelled at the Closing as contemplated by Section 2.1 above, and (b) such Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by such Shareholder.

Section 2.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby shall take place immediately prior to the Closing (the “Rollover Closing”). For the avoidance of doubt, Schedule A sets forth opposite each Shareholder’s name the number of (a) Rollover Shares of such Shareholder, (b) Shares owned by such Shareholder as of the date hereof and (c) Parent Shares to be issued to such Shareholder at the Rollover Closing.

Section 2.4 Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, each Shareholder and any agent of such Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE SHAREHOLDERS

Section 3.1 Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to Parent as of the date hereof and as of the Closing:

(a) such Shareholder has the requisite corporate power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Shareholder and no other corporate actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

Exhibit A - 4

(c) assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d) (i) such Shareholder (A) is and, immediately prior to the Closing, will be the record and beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China and the terms of this Agreement; (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of its Securities and its Securities are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement; (iii) such Shareholder has not Transferred any interest in any of the Securities; (iv) as of the date hereof, other than its Owned Shares, such Shareholder does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares, except as contemplated by this Agreement.

(e) Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of such Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets;

(f) on the date hereof, there is no Action pending against such Shareholder or, to the knowledge of such Shareholder, any other person or, to the knowledge of such Shareholder, threatened against any such Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its obligations under this Agreement;

Exhibit A - 5

(g) such Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and such Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h) such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants. Each Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the Expiration Time;

(c) agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(d) agrees and covenants, severally and not jointly, that such Shareholder shall promptly notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;

(e) agrees and covenants that each Shareholder who is, or whose ultimate shareholder is, deemed to be a resident of the PRC under the Laws of the PRC, shall, as soon as practicable after the date hereof, use its reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange (“SAFE”) for the registration of its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of SAFE Circular 75 (or any successor Law, rule or regulation) and (ii) complete such registration prior to the Closing; and

(f) agrees further that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

Exhibit A - 6

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Shareholder that as of the date hereof and as of the Closing:

(a) Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Shareholders, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets.

(c) At and immediately after the Closing, the authorized capital stock of Parent shall consist of 1,000,000,000 Parent Shares, of which a number of Parent Shares as set forth in Schedule A shall be issued and outstanding (collectively, the “Issued Shares”). The Issued Shares, together with the Parent Shares to be issued to the Sponsors at the Closing pursuant to the Consortium Agreement and the Equity Commitment Letters, shall be all of the Parent Shares outstanding at and immediately after the Closing.

(d) At the Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

Exhibit A - 7

ARTICLE V

TERMINATION

This Agreement, and the obligations of the Shareholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore each Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

Section 6.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.3 Entire Agreement. This Agreement, the Consortium Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.4 Specific Performance. Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the parties, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Exhibit A - 8

Section 6.5 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 6.7 Dispute Resolution.

(a) Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by this Section 6.7. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.7(a) in any way.

Section 6.8 No Third Party Beneficiaries There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Exhibit A - 9

Section 6.9 Assignment; Binding Effect Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.10 No Presumption Against Drafting Party Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.11 Counterparts This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

Exhibit A - 10

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

CAPITALHOLD LIMITED

By:
Name:
Title:

Notice details:

Address: No. 19, Lane 666, Zhangheng Road,
Pudong New Area, Shanghai, China
Attention: Yingfeng Zhang
Facsimile:

Address: Zhongyin Avenue, The Cashmere
Industrial Park, Lingwu, Ningxia Province, China
Attention: Xiaofei Chen
Facsimile: +86 591 4519290

with a copy to (which alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.
Address: Jin Mao Tower, 38F, Unit 3,
88 Century Blvd, Pudong
Shanghai 200121
Attention: Zhan Chen
Facsimile: +86 21 6165 1799

[Signature Page to Support Agreement]

Exhibit A - 11

SHAREHOLDERS

YILI SHENGDA INVESTMENT HOLDINGS
(HONG KONG) COMPANY LIMITED

By:
Name:
Title:

Notice details:

Address: No. 19, Lane 666, Zhangheng Road,
Pudong New Area, Shanghai, China
Attention: Yingfeng Zhang
Facsimile:

With a copy to (which alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.
Address: Jin Mao Tower, 38F, Unit 3,
88 Century Blvd, Pudong
Shanghai 200121
Attention: Zhan Chen
Facsimile: +86 21 6165 1799

[Signature Page to Support Agreement]

Exhibit A - 12

SHAREHOLDERS

ZHONGRONG SHENGDA INVESTMENT HOLDINGS (HONG KONG) COMPANY LIMITED

By:
Name:
Title:

ZHONGRONG INVESTMENT HOLDINGS (HONG KONG) CO., LTD.

By:
Name:
Title:

Notice details:

Address: Zhongyin Avenue, The Cashmere
Industrial Park, Lingwu, Ningxia Province, China
Attention: Xiaofei Chen
Facsimile: +86 591 4519290

With a copy to each of (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.
Address: Jin Mao Tower, 38F, Unit 3,
88 Century Blvd, Pudong
Shanghai 200121
Attention: Zhan Chen
Facsimile: +86 21 6165 1799

Skadden, Arps, Slate, Meagher & Flom LLP
Address: 30F China World Office 2
No. 1 Jianguomenwai Avenue,
Beijing 100004
Attention: Peter Huang
Facsimile: +86 10 6535 5577

[Signature Page to Support Agreement]

Exhibit A - 13

SHAREHOLDERS

ORIENT HONGTAI (HONG KONG) LIMITED

By:
Name:
Title:

ORIENT HONGZHI (HONG KONG) LIMITED

By:
Name:
Title:

Notice details:

Address: 100 Queens Road C, Central District,
Hong Kong, People’s Republic of China, SAR
Attention:
Facsimile:

With a copy to (which shall not constitute notice):

DaCheng Law Offices LLP
Address: 2 Wall Street, 21st Floor,
New York, NY 10005
Attention: Ling Xiao
Facsimile: +1 212 810 1995

[Signature Page to Support Agreement]

Exhibit A - 14

SHAREHOLDERS

HAO DING INTERNATIONAL LIMITED

By:
Name:
Title:

Notice details:

Address: Room 2802, No. 689 Guangdong Road, Huangpu District, Shanghai
Attention:
Facsimile:

With a copy to (which shall not constitute notice):

DaCheng Law Offices LLP
Address: 2 Wall Street, 21st Floor, New York, NY 10005
Attention: Ling Xiao
Facsimile: +1 212 810 1995

[Signature Page to Support Agreement]

Exhibit A - 15

SCHEDULE A

Rollover Shares

Shareholder	Owned Shares	Rollover Shares	Parent Shares

Yili Shengda Investment Holdings (Hong Kong) Company Limited	48,759,187 Class B Shares	48,759,187 Class B Shares	48,759,187 Class B Parent Shares

Zhongrong Shengda Investment Holdings (Hong Kong) Company Limited	48,759,187 Class B Shares	48,759,187 Class B Shares	48,759,187 Class B Parent Shares

Zhongrong Investment Holdings (Hong Kong) Co., Ltd.	80,577,828 Class A Shares	80,577,828 Class A Shares	80,577,828 Class A Parent Shares

Orient Hongtai (Hong Kong) Limited	61,776,334 Class A Shares	61,776,334 Class A Shares	61,776,334 Class A Parent Shares

Orient Hongzhi (Hong Kong) Limited	61,776,335 Class A Shares	61,776,335 Class A Shares	61,776,335 Class A Parent Shares

Hao Ding International Limited	107,438,129 Class A Shares	107,438,129 Class A Shares	107,438,129 Class A Parent Shares

[Schedule A to Support Agreement]

Exhibit A - 16

EXHIBIT B

FORM OF ADHERENCE AGREEMENT

THIS ADHERENCE AGREEMENT (this “Agreement”) is entered into on [—]

BY:

[New Sponsor], a [limited liability company] organized and existing under the laws of [—] with its registered address at [—] (the “Sponsor”).

RECITALS:

(A)	On March 16, 2015, the parties listed at Schedule A (the “Existing Parties”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to undertake an acquisition transaction (the “Transaction”) with respect to Shanda Games Limited (the “Target”), a company incorporated under the laws of the Cayman Islands and listed on the Nasdaq Stock Market (“NASDAQ”), pursuant to which the Target would be delisted from NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended.

(B)	Additional parties may be admitted to the Consortium as “Sponsors” pursuant to Section 2.1 of the Consortium Agreement.

(C)	The Sponsor now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Agreement, and to be bound by the terms of the Consortium Agreement as a Sponsor and a Party thereto.

THIS AGREEMENT WITNESSES as follows:

1.	DEFINED TERMS AND CONSTRUCTION

1.1	Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

1.2	This Agreement shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.	UNDERTAKINGS

2.1	Assumption of obligations

The Sponsor undertakes, to each other party to this Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Sponsor as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Parties agree that where there is a reference to a “Sponsor” or “Party” there it shall be deemed to include a reference to the Sponsor and with effect from the date hereof, all the rights of a Sponsor provided under the Consortium Agreement will be accorded to the Sponsor as if the Sponsor had been a Sponsor and a Party under the Consortium Agreement at the date of execution thereof.

Exhibit B - 1

2.2	Contribution to Parent

The Sponsor shall, at the Closing, contribute an amount of cash in United States dollars to Parent in such amount as set forth in Schedule B hereto.

3.	REPRESENTATIONS AND WARRANTIES

3.1	The Sponsor represents and warrants to each of the other Parties as follows:

3.1.1	Status

It is a company duly organized, established and validly existing under the laws of the jurisdiction stated in preamble 1 of this Agreement and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

3.1.2	Due Authorization

It has full power and authority to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by the Sponsor has been duly authorized by all necessary action on behalf of the Sponsor.

3.1.3	Legal, Valid and Binding Obligation

This Agreement has been duly executed and delivered by the Sponsor and constitutes the legal, valid and binding obligation of the Sponsor, enforceable against it in accordance with the terms hereof.

3.1.4	[Ownership

As of the date of this Agreement, (i) the Sponsor holds (A) of record the number and class of outstanding Target Shares set forth under the heading “Shares Held of Record” next to its name on Schedule C hereto (specifying the number held as ordinary shares and in the form of ADSs), free and clear of any encumbrances or restrictions, and (B) the other Securities set forth under the heading “Other Securities” next to its name on Schedule C hereto, in each case free and clear of any encumbrances or restrictions; (ii) the Sponsor has the sole right to control the voting and disposition of such Target Ordinary Shares (if any) and any other Securities (if any) held by it; and (iii) none of the Sponsor and its Affiliates owns, directly or indirectly, any Target Ordinary Shares or other Securities, other than as set forth on Schedule C hereto.] [if applicable]

3.1.5	Reliance

Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 3.1.1 to 3.1.4 and have been induced by them to enter into this Agreement.

Exhibit B - 2

4.	NOTICE.

Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by facsimile, overnight courier or electronic mail, to the address, facsimile number or electronic mail address provided under the other Party’s signature page to the Consortium Agreement, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

5.	GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

6.	DISPUTE RESOLUTION.

6.1	Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.1 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Exhibit B - 3

6.2	Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.2 is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.1 in any way.

7.	SPECIFIC PERFORMANCE.

Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

[Signature page follows.]

Exhibit B - 4

IN WITNESS WHEREOF, the New Sponsor has caused this Agreement to be duly executed by its respective authorized officers as of the day and year first above written.

[New Sponsor’s Name]

By:
Name:
Position:

Notice details

Address:
Email:
Facsimile:

Exhibit B - 5

SCHEDULE A

Existing Parties

1.	Ningxia Yilida Capital Investment Limited Partnership , a limited partnership formed under the laws of the People’s Republic of China

2.	Ningxia Zhongyincashmere International Group Co., Ltd. a company formed under the laws of People’s Republic of China.

3.	Orient Hongtai (Hong Kong) Limited, a company incorporated and existing under the laws of Hong Kong.

4.	Orient Hongzhi (Hong Kong) Limited, a company incorporated and existing under the laws of Hong Kong.

5.	Hao Ding International Limited, a British Virgin Islands company.

Exhibit B - 6

SCHEDULE B

Amount Committed by Sponsor

US$[        ]

Exhibit B - 7

SCHEDULE C

Securities Held by Sponsor

Name	Shares Held of Record	Other Securities

Exhibit B - 8